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Exhibit 10.4

DIRECTOR'S SERVICE AGREEMENT

20th October, 2000

    The purpose of this agreement is to set forth the terms under which David Turik ("Director") will provide certain services on a non-exclusive basis to Southland Financial, Inc. (the "Company") as a member of the Company's Board of Directors ("Board").

1.  Responsibilities.

    1.1  Duties.  Director will assist the Company management team and Board in the usual and customary services as a member of the Company's Board, including but not limited to participation in regularly scheduled or special meetings of the directors and being available on a regular basis for consultation with the Company's management and other Directors.

    1.2  Availability.  Director will available on an as-needed basis via phone and email. Additionally, he will attend Board of Director meetings and key investor presentations.

2.  Term.  This agreement will commence on 1st October 2000 ("Commencement Date") and will terminate on 30th September 2002. It may be renewed by mutual agreement of the Parties on terms to be negotiated at such time.

3.  Compensation.

    3.1  Shares.  In consideration for Director's performance of his obligations under Section 1 hereof, as soon as practicable after the Commencement Date, the Company shall issue 1,000,000 shares of the Company's common stock in the name of the Director, such shares to be held in escrow and subsequently released therefrom to Director in eight quarterly installments of 125,000 shares each at the commencement of each quarter from the Commencement Date (i.e. on each of October 1, January 1, April 1 and July 1 of each year commencing on the Commencement Date, for a period of two years), such issuance to be subject to all applicable securities laws. The Director may hold the shares either in their own names or in the name of a corporation or trust nominated by the Director.

    3.2  Options to Purchase Shares.  In further consideration for Director's performance of his obligations under Section 1 hereof, Director is hereby granted an option to purchase shares of the Company's common stock according to the terms and conditions of the Non-Qualified Stock Option Agreement attached hereto as Exhibit A. The Director may hold the shares either in their own names or in the name of a corporation or trust nominated by the Director.

    3.3  Cessation of Corporation Existence.  Upon the dissolution or liquidation of the Company, the reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or the sale of substantially all the assets of the Company or of more than forty percent (40%) of the then outstanding stock of the Company to another corporation or entity, excluding specifically the Company's proposed acquisition of Gold Phoenix Associates, then all shares to which the Director is entitled under this Agreement shall, within thirty (30) days before the effective date of such dissolution or liquidation, merger or consolidation in which the Company is not the surviving corporation, or sale of assets or stock, be immediately released from escrow to the Director.

    3.4  Expenses.  The Company shall pay for all expenses, including but not limited to travel, lodging, meals, postage, telephone charges, courier service and secretarial or administrative charges, which are reasonably necessary to the performance of Director's duties hereunder.

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4.  Independent Contractor.  This Agreement does not constitute a hiring by the Company. The Parties hereto are and shall remain independent contractors bound by the provisions hereof. This Agreement shall not be construed as a partnership, and neither Party hereto shall be considered the agent of the other or be liable for any obligation incurred by the other, except as provided elsewhere herein.

5.  Waiver.  No forbearance or neglect by either Party to insist upon the performance of any of the covenants herein contained shall be construed as a waiver on the part of such Party of any said covenants. A waiver of any provisions hereof, or of any neglect or breach of duty by either Party shall not be deemed a waiver of any other provision, breach of duty, or neglect.

6.  Remedies.  If Director fails to perform his duties as described herein, the Company may terminate this agreement and, upon such termination, Director shall resign from the Company's Board. Upon a Director's resignation pursuant to this Section 6 or voluntarily, the Director shall have no further obligations to the Company. The Company's obligations to Director upon his resignation shall be limited to quarterly Accrued Fees for (i) all full unpaid quarters prior to the quarter of resignation to be paid in accordance with the provisions at Section 3.1; (ii) issuance, to Director, of all vested shares for the full quarters prior to the quarter of resignation, such shares to be issued in compliance with all applicable securities laws; and (iii) the Director's rights under the Non-Qualified Stock Option Agreement.

7.  Notices.  All notices, requests, demands, and other communications contemplated hereunder shall be in writing and shall be deemed to have been given on the second day after being deposited in the United States Mail, certified, return receipt requested, with postage prepaid, addressed to the Parties or their designees at the following addresses:

  TO Director:
  3 Araluen Place, Bayview, New South Wales 2104, Australia

  TO THE COMPANY:
  Southland Financial, Inc.
  Suite 2, 25 Prospect Street, Box Hill, Victoria 3128, Australia

    Such addresses may be changed upon ten (10) calendar days' advance written notice to the other Party.

8.  Governing Law.  The laws of the State of Nevada shall govern this Agreement.

9.  Entire Agreement.  This Agreement sets forth all of the understandings between the Company and Director concerning the subject of this Agreement and there are no understandings between them other than as are herein set forth. No subsequent alteration, amendment, change, or addition to this agreement shall be binding upon the Company or Director unless reduced to writing and signed by them. Notwithstanding the above provisions of this clause, the Parties acknowledge that the Parties may be bound by other agreements not involving the subject of this Agreement or the responsibilities described herein, including but not limited to agreements to provide services as executive officers of or consultants to the Company. The Parties further acknowledge that although this Agreement replaces and supercedes all prior agreements involving the subject of this Agreement and the responsibilities described herein, the Director is entitled to retain certain benefits under prior service agreements. Specific reference is made to an employment contract contemplated by the attached copy of a letter of offer dated 16th June 1998.

10.  Arbitration.  Any dispute arising under or in connection with this Agreement shall be determined by binding arbitration before a single arbitrator in the State of Nevada, Clark County. Any such arbitration shall use the rules of arbitration then in effect for the Court of general jurisdiction in Clark County (except the rules pertaining to appeal). If the Parties cannot agree on an arbitrator, one shall

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be appointed by the Presiding Judge of the court of general jurisdiction of Clark County. If the Parties mutually agree, arbitration may be held in accordance with the rules of any commercial arbitration program then conducting civil arbitrations. Arbitration shall commence within sixty (60) days after initiation by either Party. The Parties shall conduct discovery in accordance with the Federal Rules of Civil Procedure, subject to limitation by the arbitrator to secure just and efficient resolution of the dispute. If the amount in controversy exceeds $10,000.00, the arbitrator's decision shall include a written statement specifying the basis for and computation of any monetary award. Judgment upon the arbitration award shall be entered in the court of general jurisdiction in the county in which the arbitration was commenced. The arbitrator shall award costs and attorneys' fees to the prevailing party on any arbitration proceeding.

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

By:	/s/ DAVID TURIK David Turik
By:	/s/ MAURICE FINK Maurice Fink, Director Southland Financial, Inc.
By:	/s/ WILLIE LO Willie Lo, Director Southland Financial, Inc.

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Exhibit A

NON-QUALIFIED STOCK OPTION AGREEMENT

    THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this "Agreement") is made as of the 20th day of October 2000 (the "Effective Date"), between Southland Financial, Inc., a Nevada corporation (hereinafter called the "Company"), and David Turik of 3 Araluen Place, Bayview, New South Wales 2104, Australia (hereinafter called the "Optionee"). The option granted by this Agreement is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

    The Board of Directors of the Company (the "Board") has determined that it is to the advantage and interest of the Company and its stockholders to grant the option provided for herein to the Optionee as an inducement to enter into the service of the Company and as an incentive for increased effort during such service. In consideration of the mutual covenants herein contained, the parties hereto agree as follows:

    1.  GRANT OF OPTION.  The Company hereby grants to the Optionee the right and option (the "Option") to purchase, on the terms and conditions hereinafter set forth, shares (the "Shares") of the presently authorized and unissued Common Stock of the Company. The number of shares subject to such Options, the purchase price per Share, and the periods when such Options may be exercised shall be as set forth below:

  (a)
  From 1st October, 2000 to and including 30th September, 2007, 250,000 Shares, at $5.00 per Share;

  (b)
  From 1st January, 2001 to and including 30th September, 2007, 250,000 Shares, at $5.75 per Share;

  (c)
  From1st April, 2001 to and including 30th September, 2007, 250,000 Shares, at $6.61 per Share;

  (d)
  From 1st July, 2001 to and including 30th September, 2007, 250,000 Shares, at $7.60 per Share;

  (e)
  From 1st October, 2001 to and including 30th September, 2007, 250,000 Shares, at $8.75 per Share;

  (f)
  From 1st January, 2002 to and including 30th September, 2007, 250,000 Shares, at $10.06 per Share;

  (g)
  From 1st April, 2002 to and including 30th September, 2007, 250,000 Shares, at $11.57 per Share; and

  (h)
  From 1st July, 2002 to and including 30th September, 2007, 250,000 Shares, at $13.30 per Share.

    2.  METHOD OF EXERCISE.

      (a) To the extent that the right to purchase Shares has accrued hereunder, the Option may be exercised from time to time by delivering written notice to the Company stating the number of Shares with respect to which the Option is being exercised, together with payment in full, in cash or by certified or cashier's check payable to the order of the Company, of the purchase price for the number of Shares being purchased. If requested by the Board, prior to the delivery of any Shares, the Optionee, or any other person entitled to exercise the Option, shall supply the Board with a representation that the Shares are not being acquired with a view to distribution and will be sold or otherwise disposed of only in accordance with applicable federal and state statutes, rules and regulations. As a condition to the exercise of the Option, in whole or in part, the Board may, in its sole discretion, require the Optionee to pay, in addition to the purchase price for the Shares being purchased upon exercise of this Option, an amount equal to any federal, state or local withholding or employment taxes that the Board has determined are required to be paid in connection with the exercise of the Option in order to enable the Company to claim a deduction in connection with such exercise, or otherwise.

      (b) As soon after the notice of exercise as the Company is reasonably able to comply, the Company shall, without payment of any transfer tax by the Optionee or any other person entitled to exercise the Option, deliver to the Optionee or any such other person, at the main office of the Company or such other place as shall be mutually acceptable, a certificate or certificates for the Shares being purchased upon exercise of the Option.

      (c) In the Board's sole discretion, payment of the purchase price for the number of Shares to be delivered, but not of the amount of any withholding taxes, may be made in whole or in part with shares of Common Stock. If payment is made with shares of Common Stock, the Optionee, or other person entitled to exercise the Option, shall deliver to the Company with the notice of exercise certificates representing the number of shares of Common Stock tendered in payment for the Shares, duly endorsed for transfer to the Company. If requested by the Board, prior to the acceptance of such certificates in payment for the Shares, the Optionee, or any other person entitled to exercise the Option, shall supply the Board with a written representation and warranty that he has good and marketable title to the shares represented by the certificates, free and clear of liens and encumbrances. The value of the shares of Common Stock tendered in payment for the Shares being purchased shall be their fair market value on the date of the Optionee's notice of exercise.

      (d) Notwithstanding the foregoing, the Company shall have the right to postpone the time of delivery of the Shares for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange or any federal, state or local law. The Optionee may exercise the Option for less than the total number of Shares for which the Option is then exercisable, provided that a partial exercise may not be for less than 100 Shares, unless the remaining Shares exercisable under the Option is for less than 100 Shares. The Option may only be exercisable for whole Shares.

    3.  TERMINATION OF OPTION.  The Option shall terminate and expire upon the earliest of:

      (a) The last date for exercise of the Option as specified in Section 1 of this Agreement;

      (b) The expiration of twelve (12) months from the date the Optionee ceases to be an officer, director or employee of or consultant to the Company, by reason of termination, death, disability or otherwise (absences for temporary illness, emergencies and vacations or leaves of absence approved in writing by the Company shall not be treated as a cessation of the employment or consulting relationship until the 91st day after the absence begins or, if later, for so long as the Optionee's right to resume the relationship is guaranteed by statute or contract); and

      (c) The termination of the Option pursuant to Section 5 hereof.

    In the event the Optionee ceases to be an officer, director or employee of or consultant to the Company, the Option may thereafter only be exercised with respect to the number of Shares for which it was exercisable at the date of such event. In the event of the Optionee's death, the Option may be exercised prior to its expiration or termination by his personal representative, or if there is no personal representative, by his heir or legatee.

    4.  ADJUSTMENTS.  If there is any change in the capitalization of the Company affecting in any manner the number or kind of outstanding shares of Common Stock of the Company, whether by stock dividend, stock split, reclassification or recapitalization of such stock, or because the Company has merged or consolidated with one or more other corporations (and provided the Option does not thereby terminate pursuant to Section 5 hereof), then the number and kind of shares then subject to the Option and the price to be paid therefor shall be appropriately adjusted by the Board; provided, however, that in no event shall any such adjustment result in the Company being required to sell or issue any fractional shares. Any such adjustment shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option but with an appropriate adjustment in the price of each Share or other unit of any security covered by this Option.

    5.  CESSATION OF CORPORATION EXISTENCE.  Upon the dissolution or liquidation of the Company, the reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or the sale of substantially all the assets of the Company or of more than eighty percent (80%) of the then outstanding stock of the Company to another corporation or entity, the Option granted hereunder shall terminate; provided, however, that: (i) unless a new option has been tendered by the surviving corporation in accordance with clause (ii) immediately below, the Option shall, within thirty (30) days before the effective date of such dissolution or liquidation, merger or consolidation in which the Company is not the surviving corporation, or sale of assets or stock, become fully exercisable; and (ii) in its sole and absolute discretion, the surviving corporation may, but shall not be obligated to, tender to the Optionee an option to purchase shares of the surviving corporation or acquiring corporation, and such new option shall contain such terms and provisions as shall be required substantially to preserve the rights and benefits of this Option.

    6.  NON-TRANSFERABILITY.  The Option is not assignable or transferable by the Optionee, either voluntarily or by operation of law, otherwise than by will or by the laws of descent and distribution, and is exercisable, during the Optionee's lifetime, only by the Optionee. Upon any attempted transfer of this Option contrary to the provisions hereof, the Board may, at its discretion, elect to terminate this Option.

    7.  NO STOCKHOLDER RIGHTS.  The Optionee or other person entitled to exercise this Option shall have no rights or privileges as a stockholder with respect to any Shares subject hereto until the Optionee or such person has become the holder of record of such Shares, and no adjustment (except such adjustments as may be effected pursuant to the provisions of Section 4 hereof) shall be made for dividends or distributions of rights in respect of such Shares if the record date is prior to the date on which the Optionee or such person becomes the holder of record.

    8.  CONDITIONS TO ISSUANCE OF SHARES.  THE COMPANY'S OBLIGATION TO ISSUE SHARES OF ITS COMMON STOCK UPON EXERCISE OF THE OPTION IS EXPRESSLY CONDITIONED UPON (A) THE COMPLETION BY THE COMPANY OF ANY REGISTRATION OR OTHER QUALIFICATION OF SUCH SHARES UNDER ANY STATE AND/OR FEDERAL LAW OR RULINGS OR REGULATIONS OF ANY GOVERNMENT REGULATORY BODY; AND (B) THE MAKING OF SUCH INVESTMENT REPRESENTATIONS OR OTHER REPRESENTATIONS AND AGREEMENTS BY THE OPTIONEE OR ANY PERSON ENTITLED TO EXERCISE THE OPTION AS THE BOARD DETERMINES, IN ITS SOLE DISCRETION, ARE NECESSARY OR ADVISABLE IN ORDER TO COMPLY WITH THE REQUIREMENTS OF ANY EXEMPTION FROM ANY SUCH REGISTRATION OR OTHER QUALIFICATION OF SUCH SHARES. SUCH REQUIRED REPRESENTATIONS AND AGREEMENTS MAY INCLUDE REPRESENTATIONS AND AGREEMENTS THAT THE OPTIONEE, OR ANY OTHER PERSON ENTITLED TO EXERCISE THE OPTION (i) IS NOT PURCHASING SUCH SHARES FOR DISTRIBUTION; AND (ii) AGREES TO HAVE PLACED UPON THE FACE AND REVERSE OF ANY CERTIFICATES FOR SUCH SHARES A LEGEND SETTING FORTH ANY REPRESENTATIONS AND AGREEMENTS WHICH HAVE BEEN GIVEN TO THE BOARD OR A REFERENCE THERETO.

    9.  METHOD OF ACCEPTANCE.  This Agreement is addressed to the Optionee in duplicate and shall not be effective until the Optionee executes the acceptance below and returns one copy to the Company, thereby acknowledging that he has read and agreed to all the terms and conditions of this Agreement.

  EXECUTED by the Company as of the Effective Date.

  "Company":  Southland Financial, Inc.

By

  "Optionee":  David Turik

By

Copy of Letter of Offer Dated 16th June 1998—Page 1 of 2

SOUTHLAND FINANCIAL, INC.

June 15, 1998
Turik & Associates Pty. Ltd.,
c/o Level 21, 201 Miller Street
North Sydney
2060, N.S.W.
Australia.

Attention Mr. David Turik      By Fax 61 2 9982-5348.

Dear Mr. Turik,

    With reference to recent discussions The Board of Directors for Southland Financial Inc. is pleased to offer to Mr. David Turik the position of President and Chief Executive Officer for Southland Financial Inc.

    The following terms are proposed and would be supplemented with an employment contract to reflect that Turik & Associates will provide the services of Mr. David Turik.

LENGTH OF CONTRACT:	Three years with an option of a further 3 year renewal. Terms to be agreed to at least 90 days prior to maturity date.
COMPENSATION PACKAGE:	Base Salary paid semi monthly. Year 1—$250,000. U.S. Year 2—$300,000. U.S. Year 3—$350,000. U.S.
AUTOMOBILE:	The Company will lease an automobile of Mr. Turik's choice having a value not to exceed $50,000. U.S. and will be responsible for all expenses incurred in the operation and maintenance of the vehicle.
BENEFIT PACKAGE:
The company will enter into a contract with an approved company to provide full Medical, Dental and Life coverage during the term of the contract.
In addition key man insurance will be applicable. Premiums will be fully paid by the company
VACATION:	Vacation time will accrue on the basis of 1.67 days per month worked for year 1 increasing to 2.00 days per month worked for years 2 & 3.
EXPENSES:
It is expected that all out of pocket expenses incurred will be reimbursed including but not limited to Travel, Entertainment and other expenses evident to promote the business of Southland Financial Inc. A monthly expense stated will be submitted for repayment of these costs.

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OPTIONS:	Performance based options will be available to recognize the increased value of company stock, subject only to regulatory approval.
STOCK PRICE:	OPTIONS:
$2.50	200,000
$5.00	500,000
$7.50	300,000

    It is expected that the employment contract terms would indicate a commencement date of June 1, 1998.

    We would be pleased to hear from you as to whether these terms are agreeable and we would confirm further details to you at this time.

SOUTHLAND FINANCIAL, INC.
/s/ A. ANDERSON
per: A. (Sandy) Anderson Director.	Bob Hogarth Director.

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DIRECTOR'S SERVICE AGREEMENT 20th October, 2000
Exhibit A NON-QUALIFIED STOCK OPTION AGREEMENT